Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This Confidential Separation Agreement and Release (“Agreement”) is made by and between Wilbur Paes (“Executive”), Paramount Group, Inc. (the “Company”), Paramount Group Management LP. (the “Employer”), and Paramount Group Operating Partnership L.P. (“Paramount LP” and, together with the Employer and the Company and its subsidiaries, the “Company Group”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of the Effective Date (as defined below).

RECITALS

RE: Separation Letter

WHEREAS, Executive was employed by the Employer;

WHEREAS, Executive, the Company Group and the Employer are parties to a Second Amended and Restated Employment Agreement dated March 10, 2025 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Employer was terminated, effective 5:00 pm May 15, 2025 (the “Separation Date”);

WHEREAS, as of the Separation Date, Executive’s termination was classified as not for Cause as defined in Section 3 of the Employment Agreement;

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company Group and any of the Releasees (as defined below), and that the Company Group may have against Executive as outlined pursuant to Sections 5 and 6 below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company Group; and

WHEREAS, the Separation Benefits due to Executive under Section 4 of the Employment Agreement are subject to Executive signing a separation agreement containing, among other provisions, a release of claims.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

COVENANTS

1.
Recitals. The Recitals set forth above are expressly incorporated into this Agreement.
2.
Consideration. In exchange for Executive’s execution, delivery, and non-revocation of this Agreement, and further conditioned on his compliance with the terms of this Agreement and the Ongoing Obligations (as defined below), the Company Group shall provide Executive with (i) the severance payments provided under Sections 4(a) and 4(b) of the Employment Agreement, subject to the terms and conditions set forth therein, and (ii) all rights with respect to Executive’s outstanding LTIP Units upon a termination of employment under (x) Sections 4(a) and 4(b) of the Employment Agreement and (y) the Second Amended and Restated Agreement of Limited Partnership of Paramount LP, including Exhibits B and C thereto and the applicable award agreements issued thereunder, subject in each case to the terms and conditions set forth therein. Schedule A hereto provides a summary the severance payments and benefits and outstanding LTIP Units (the “Separation Benefits”), which Executive acknowledges and agrees shall be and lieu of and are of greater value than any other payments or benefits to which Executive might have been entitled absent this Agreement.
3.
Benefits. Executive acknowledges and agrees that Executive’s participation in all Company Group benefits and incidents of employment, if Executive signs (and does not revoke) this Agreement and accrual of bonuses and paid time off, will cease as of the Separation Date; provided, however, that Executive’s health and dental insurance, life insurance and long term disability insurance, shall cease on the last day of the month in which the Separation Date occurs. Executive should refer to the separate information being provided regarding Executive’s options with respect to continuing certain benefit coverages.
4.
Payment of Salary and Receipt of All Benefits. Executive acknowledges and agrees that, other than the Separation Benefits, the Company Group has paid or provided, as applicable, all salary, wages, overtime, bonuses, accrued vacation/paid time off, premiums, leaves, disability benefits, severance, notice, outplacement costs, reimbursable expenses, commissions, incentive payments, equity incentives (including LTIP Units), and any and all other benefits and compensation due to Executive as of the Effective Date.

Executive further acknowledges and agrees that Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave (including under the Family and Medical Leave Act, New York Disability Benefits Law, New York Paid Family Leave Benefits Law, New York State and City Safe and Sick Time laws, Families First Coronavirus Response Act, New York’s COVID-19 Paid Sick Leave Law or other similar leave laws) and has been provided and/or has not been denied any reasonable accommodations under the Americans with Disabilities Act or similar law.

5.
Release of Claims by Executive. This is a general release of claims that Executive may have against the Company Group and anyone associated with it, to the fullest extent permissible by law. Please read this carefully.

Executive agrees that the provision of the Separation Benefits represents settlement in full of all outstanding obligations owed to Executive by the Company Group and its parent, subsidiary and affiliated entities, and each of their predecessors, successors and assigns, and each of their current and former officers, directors, partners, employees, independent contractors, agents, investors, attorneys, administrators, benefit plans, plan administrators, insurers and trustees (whether in their individual or professional capacities) (collectively, the “Releasees”). In exchange for the Separation Benefits, Executive (on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns) hereby and forever releases the Releasees from any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date on which Executive signs this Agreement, including, without limitation:

(i)
any and all claims relating to or arising from Executive’s employment relationship with the Company Group and the termination of that relationship;
(ii)
any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company Group, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(iii)
any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; detrimental reliance; breach of covenant of good faith and fair dealing, both express and implied; violation of the federal or any state constitution; commission payments; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; and
(iv)
any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; the New York State Human Rights Law and the New York City Human Rights Law; the New York state and city labor laws; the New York State and City Sick and Safe Leave laws; the New York Equal Pay Law; the New York Whistleblower Protection Law; the New York Disability Benefits Law, New York Paid Family Leave Benefits Law; and any other statutes, regulations or laws, including those where Executive works or resides.

The foregoing release and waiver is for any relief or benefit, no matter how denominated, including but not limited to physical or mental injury, pain and suffering, reinstatement, back pay, front pay, prejudgment interest, compensatory damages, punitive damages, or attorneys' fees and costs.

Executive agrees that the releases set forth in this Section 5 and the ADEA (as defined below) release set forth in Section 7 below are a complete release of all claims, to the fullest extent permissible by law, that Executive may have against the Releasees (the “Released Claims”), with the exception of the Excluded Claims described in Section 9 below.

6.
Release of Claims by the Company Group. The Company Group hereby and forever releases Executive from any claim, complaint, charge, duty, obligation, demand, or cause of action arising out of his employment or termination of employment with the Company Group, whether presently known or unknown, suspected or unsuspected, that the Company Group may possess against the Executive arising from any omissions, acts, facts, or damages that have occurred up until and including the date on which the Executive and the Company Group sign this Agreement, to the fullest extent permissible by law; except, for the avoidance of doubt, the Company Group expressly preserves its right to bring, and does not waive, any claim that the Company Group may have against Executive arising out of, or in any way relating to, fraudulent conduct, willful misconduct, criminal conduct, breach of fiduciary duty, or any other past, present, or future violations of law, as well as any shareholder derivative actions that have been or may be brought by or on behalf of the Company Group, as well as any claims the Company Group has brought or may bring on behalf of its shareholders, and any other claim or action that the Company is required to pursue under applicable law or regulation or as required under the terms of any SEC resolution. The Company Group reserves its rights to enforce this Agreement.
7.
Acknowledgment of Waiver of Claims under ADEA. In further consideration of the Separation Benefits, Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), and their implementing regulations, and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.
8.
Period for Review and Revocation; Effective Date. Executive has forty-five (45) calendar days from his receipt of this Agreement to review and consider whether to sign this Agreement (the “Review Period”). Changes, whether material or immaterial, do not restart the running of the Review Period. After signing this Agreement, Executive has seven calendar (7) days to revoke the Agreement in writing by timely delivering a signed copy of this Agreement and any revocation to the Paramount Group, May Lau, Senior Vice President, Human Resources, 1633 Broadway, New York, NY 10019; mlau@pgre.com. This Agreement will become effective on the eighth (8th) calendar day after Executive signs this Agreement (the “Effective Date”), so long as (i) Executive has not timely revoked it before that date and (ii) it has also been executed by an authorized Company Group representative. This Agreement will be null and void (and therefore the Separation Benefits will not be provided) if not signed by Executive during the Review Period, or if signed but then timely revoked after signing it.
9.
Claims Not Released; Protected Disclosures. Notwithstanding the foregoing, the releases of claims set forth in Sections 5 and 7 do not release or waive (i) any of Executive’s vested rights under any of the Company Group’s employee benefit plans; (ii) any rights Executive has in the event of the Company Group’s breach of its obligations under this Agreement; (iii) any claims that cannot be released as a matter of law; and (iv) Executive’s rights to challenge or seek a determination of the validity of the ADEA waiver set forth in Section 7.

Notwithstanding anything in this Agreement or any other policy or agreement between Executive and the Company Group to the contrary, nothing in this Agreement (including, without limitation, the Nondisparagement provision in Section 11(b) and the Release of Claims Provisions in Sections 5 and 6) or any other policy or agreement between Executive and the Company Group: (a) prohibits Executive from voluntarily communicating with, or providing information to, any government agency or other regulator that is responsible for enforcing a law on behalf of the government regarding conduct or action undertaken or omitted to be taken by the Company Group that Executive reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company Group; (b) prohibits Executive from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company Group by any such government agency or other regulator; or (c) requires Executive to obtain the approval of, or give notice to, the Company Group or any of its employees or representatives to take any action permitted under clauses (a) or (b) of this paragraph. The foregoing claims and rights that Executive is not waiving as set forth in this Section 9 are referred to as the “Excluded Claims”.

10.
No Pending Lawsuits. Executive represents that Executive has no lawsuits or other judicial or administrative actions pending in Executive’s name, or on behalf of any other person or entity, against the Company Group or any of the other Releasees (other than before the SEC or OSHA, which Executive is not obligated to disclose).
11.
Ongoing Obligations. Executive acknowledges that Executive is bound by certain obligations during (and after) his employment, including, but not limited to, the restrictive covenants set forth in Section 7 of the Employment Agreement. Executive agrees that he has abided by, and expressly reaffirms his ongoing obligations under, those obligations. Executive agrees that he will be bound by the following obligations, which shall survive the termination of his employment and for which the Separation Benefits provide adequate and additional consideration (together with Executive’s existing obligations, the “Ongoing Obligations”). For purposes of this Section 11, the “Company Group” shall include the Employer, Paramount LP, and the Company and its direct and indirect corporate parents (including without limitation, Paramount Group, Inc. and Paramount Group Operating Partnership LP), subsidiaries, divisions, affiliates, and related companies (including, without limitation, their affiliated investment funds, joint ventures, and limited partnerships).
(a)
Work Product. Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas, research, proposals, concepts, and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Executive individually or jointly with others during Executive’s employment with the Employer and that relate to the business or contemplated business, products, activities, research, or development of the Company Group or result from any work performed by Executive for the Employer or the Company Group (regardless of when or where the work product was prepared or whose equipment or other resources was used in preparing the same), and all printed, physical, and electronic copies, and all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents, and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company Group.

For purposes of this Agreement, the Company Group’s Work Product includes, but is not limited to, its information, plans, publications, research, strategies, techniques, agreements, documents, negotiations, know-how, company-developed or commissioned computer programs and computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, company-developed or commissioned market studies, formulae, notes, communications, algorithms, product plans and designs, styles, models, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes and results, specifications, customer, client, and current and prospective investor information and lists, manufacturing information, marketing information, advertising information, and sales information.

Executive acknowledges that, by reason of being employed by the Company Group, to the fullest extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company Group. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company Group, for no additional consideration, Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company Group’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company Group would have had in the absence of this Agreement.

(b)
Nondisparagement. Executive agrees that he shall not, at any time, make, publish, or communicate any statement (orally or in writing) that disparages or defames the Company Group or its businesses, or any of its employees, officers, directors, members, partners, independent contractors, existing and potential tenants and investors, investments, products or services. This restriction applies to all formats and platforms now known or hereafter developed, whether written, printed, oral or electronic (including, without limitation, emails, blogs, internet and social media sites, chat or news rooms, podcasts, webcasts or any online forum). Without limiting the generality of the foregoing, nothing in this Agreement shall be construed to limit or interfere with Executive’s right to make permitted disclosures as outlined in Sections 9 or 12 of this Agreement. The Company agrees to instruct the current Board of the Company that it has an obligation, which shall continue following the current Board members’ service on the Board, not to make, publish, or communicate any statement (orally or in writing), directly or indirectly, that disparages or defames Executive.
(c)
Pursuant to the Defend Trade Secrets Act of 2016, and notwithstanding any other provision in this Agreement, the Employment Agreement or the Employee Handbook, Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, if solely for the purpose of reporting or investigating a suspected violation of law; (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding; or (iii) to Executive’s attorney in connection with a lawsuit for retaliation by the Company Group for reporting a suspected violation of law (and the trade secret may be used in the court proceeding) as long as any document containing the trade secret is filed under seal, and the trade secret is not disclosed except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Executive be authorized to make any disclosures as to which the Company Group or the Employer may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of a duly authorized officer of the Company Group or the Employer, except to the extent disclosure of such information is required under any applicable law, rule or regulation.
(d)
Company Group Property. Executive affirms that Executive has returned all Company Group equipment and property, including documents (whether in paper or electronic form) and other items provided to Executive by the Company Group, developed or obtained by Executive in connection with Executive’s employment with the Company Group, or otherwise belonging to the Company Group (whether or not containing Confidential Information).
12.
No Cooperation. Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees with respect to the Released Claims, unless under a subpoena or other court order to do so. Executive agrees both to immediately notify the Company Group upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order, unless prohibited by law. Nothing in this Agreement or Section 12 does, is intended to, or should be construed to, limit or interfere with Executive’s right to make disclosures to a Government Agency as outlined throughout this Agreement.
13.
References. Executive agrees to direct potential employers only to the Senior Vice President of Human Resources, Ms. May Lau (or any subsequent Senior Vice President of Human Resources), for an employment reference. In response to any employment reference request, the Company Group will provide only Executive’s dates of employment and last position held.
14.
Breach of Agreement. Executive acknowledges and agrees that Executive’s breach of this Agreement shall entitle the Company Group immediately to cease providing and/or to recover the Separation Benefits in addition to any other legal or equitable remedies it may have. Similarly, the Company Group acknowledges and agrees that the Company Group’s breach of this Agreement shall entitle Executive immediately to cease abiding by the terms of this Separation Agreement in addition to pursuing any other legal or equitable remedies he may have. If either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party (meaning the Party who received substantially the relief sought) shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action. Notwithstanding the foregoing, this provision permitting recovery of the Separation Benefits and costs and expenses does not apply to Executive’s right to challenge the validity of the waiver of claims pursuant to the Older Workers Benefit Protection Act (the “OWBPA”) with respect to claims under the Age Discrimination in Employment Act (the “ADEA”) as described in Section 7.
15.
No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by both Parties, as outlined in this Agreement. No action taken by either Party hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by either Party of any fault or liability whatsoever to each other or to any third party.

16.
Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation and negotiation of this Agreement.
17.
Tax Consequences. The Company Group makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement.
18.
Authority. The Company Group represents and warrants that the undersigned has the authority to act on behalf of the Company Group and to bind the Company Group and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.
19.
Severability. In the event that any provision or any portion of any provision in this Agreement or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, then this Agreement shall continue in full force and effect without said provision or portion of provision; provided, however that if Section 6 (Release of Claims), Section 7 (Acknowledgment of Waiver of Claims under ADEA), Section 10 (No Pending Lawsuits), or Section 11 (Ongoing Obligations) is declared illegal, unenforceable or void, then the Parties agree to amend such provisions or have the court amend such provisions so that such provision is valid and enforceable to the greatest extent permitted by law because this Agreement was entered into with the expectation that such provisions would be fully enforceable.
20.
Entire Agreement. This Agreement represents the entire agreement and understanding between the Company Group and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company Group and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company Group. The restrictive covenant terms set forth in this Agreement supplement and run concurrently with, and do not supersede nor in any way diminish, any other restrictive covenants set forth in agreements between Executive and the Company and/or Employer and/or Paramount LP or any of their subsidiaries or affiliates.
21.
No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized representative of the Company Group.
22.
Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard for choice-of-law provisions. The Parties consent to personal and exclusive jurisdiction and venue in the State of New York.
23.
Counterparts. This Agreement may be executed in one or more counterparts and by facsimile or other electronic format, and each counterpart and facsimile or other electronic format shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement. Counterparts may be delivered via electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., Docusign), and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes..
24.
Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company Group or any third party. Executive specifically acknowledges that:
(a)
Executive has carefully read this Agreement and understands the terms and consequences of signing this agreement and of the releases, as well as the Confidentiality of Agreement and Ongoing Obligations provisions it contains;
(b)
the Separation Benefits given for the releases and waivers and other promises and covenants made by Executive pursuant to this Agreement (including the Ongoing Obligations) are in addition to anything of value to which Executive was already entitled;
(c)
nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination of the validity of the ADEA waiver and release, not does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by law;
(d)
Executive has not relied on any representations or statements made by the Company Group or its representatives that are not specifically set forth in this Agreement in deciding to sign this Agreement;
(e)
Executive is being provided 45 calendar days from receipt of this Agreement to review and consider this Agreement, along with the disclosure set forth in Exhibit B to this Agreement (although Executive may voluntarily sign it sooner), and seven (7) calendar days after signing it to revoke the Agreement and if Executive signs the Agreement and returns it to the Company Group prior to the expiration of the Review Period, he did so freely and voluntarily;
(f)
Executive is hereby advised of his right to be represented by legal counsel of Executive’s own choice or has elected not to retain legal counsel in connection with the preparation, negotiation and execution of this Agreement; and
(g)
Executive is fully aware of the legal and binding effect of this Agreement.

[Signature page follows; Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

/s/ Wilbur Paes
Wilbur Paes
Date: 6/23/2025

PARAMOUNT GROUP, INC.

By:	/s/ Timothy Dembo
Name:	Timothy Dembo
Title:	SVP, General Counsel and Secretary
Date:	7/1/2025

PARAMOUNT GROUP OPERATING PARTNERSHIP L.P.

By:	/s/ Timothy Dembo
Name:	Timothy Dembo
Title:	SVP, General Counsel and Secretary
Date:	7/1/2025

SCHEDULE A

Schedule of Severance Payments and Benefits

Severance Entitlements

1.
Severance Payment (Section 4(b)(i)): $2,050,000 (1X base salary plus your average incentive compensation)
2.
Pro-Rata Annual Incentive Compensation (Section 4(b)(ii)): $371,712 (Target annual incentive amount multiplied by ratio of [#] days to 365 days)
3.
Health Care Payment (Section 4(b)(iv)): $73,011

Equity Incentives

Time-Based LTIP Units

1.
Grant Date 2/4/2021 – 180,941 units scheduled to vest on 2/4/2026.
2.
Grant Date 1/13/2022 – 17,483 units scheduled to vest on 2/15/2026.
3.
Grant Date 1/25/2023 – 26,362 units scheduled to vest on 2/15/2026 and 26,363 units scheduled to vest on 2/15/2027.
4.
Grant Date 9/8/2023 – 283,019 units scheduled to vest on 10/1/2026 and 283,019 units scheduled to vest on 10/1/2027.

Time-Based AOLTIP Units

5.
Grant Date 1/13/2022 – 63,560 units scheduled to vest on 2/15/2026.
6.
Grant Date 1/25/2023 – 82,132 units scheduled to vest on 2/15/2026 and 82,133 units scheduled to vest on 2/15/2027.

Performance-Based LTIP Units

7.
Grant Date 1/13/2022 – 40,525 units scheduled to time vest on 12/31/2025, performance vesting satisfied.
8.
Grant Date 1/25/2023 – 225,141 units scheduled to time vest on 12/31/2025, subject to the satisfaction of performance vesting conditions, and 225,141 units scheduled to time vest on 12/31/2026, subject to the satisfaction of performance vesting conditions.

Performance-Based AOLTIP Units

9.
Grant Date 9/8/2023 – 324,394 units scheduled to time vest on 10/1/2026, subject to the satisfaction of performance vesting conditions, and 1,297,579 units scheduled to time vest on 10/1/2027, subject to the satisfaction of performance vesting conditions.

Vested but Unexercised AOLTIP Units – 854,943 units.

EXHIBIT B

You and other employees are eligible to receive separation benefits under a Confidential Separation Agreement and Release (the “Agreement”). You have been given a copy of the Agreement, which sets forth its eligibility requirements. To receive separation benefits under the Agreement, you must sign and not revoke the Agreement and you must return it to May Lau, Senior Vice President, Human Resources, 1633 Broadway, New York, NY 10019, mlau@pgre.com within the time specified in the Agreement.

Executive Officers of the Company were considered for termination. In selecting individuals from the decisional unit, the Company considered the Executive Officers’ performance and fulfillment of their duties.

The following chart lists the job titles and ages of individuals on at the Company who were and were not selected for termination and offered consideration for signing the waiver:

Job Title	Age	Selected for Termination?
Chief Operating Officer, Chief Financial Officer and Treasurer	47	Yes
Executive Vice President, Head of Real Estate	48	No
Senior Vice President, General Counsel and Secretary	63	Yes
Senior Vice President, Chief Accounting Officer	44	No